FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 18, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s 2008 Proved Reserves Up 35%;

Fourth Consecutive Annual Increase

Salt Lake City, February 18, 2009 – FX Energy, Inc. (NASDAQ: FXEN) FX Energy today announced its fourth consecutive annual increase in proved reserves. Proved oil and gas reserves rose 35% to 45.9 billion cubic feet equivalent (“Bcfe”), an increase of 11.8 Bcfe. Year-end 2007 proved reserves were 34.1 Bcfe. The Company’s P50 reserves increased by 49%, from 53.5 Bcfe to 79.9 Bcfe at year-end 2008. P50 reserves represent the most likely case as determined by the Company’s independent reservoir engineers. This is the fourth consecutive annual reserves increase for the Company.

New Discoveries and Revisions Drive Present Values Higher

With new discoveries of 11.3 Bcfe and positive net revisions of 2.1 Bcfe driving total reserves higher, the pre-tax net present value (discounted at 10 percent) of the Company’s proved reserves rose to $137 million, or $3.25 per share at year-end 2008. This is $23 million, or 20%, higher than the 2007 year-end figure of $114 million. The pre-tax net present value of the Company’s P50 reserves rose to $221 million, or $5.24 per share as of year-end 2008.

The 2008 natural gas discovery at the Kromolice-1 well contributed the greatest increase in reserves. Sroda-4 well reserves also increased as the Sroda-4 to Kromolice-1 trend was determined to be part of a single accumulation. An increase in Zaniemysl reserves following a 2008 reservoir test was an additional positive development. Both the 2007 and 2008 reserve estimates were prepared by independent reservoir engineers.

Andy Pierce, Vice President Operations, remarked, “The large increases in reserves contributed by our Roszkow discovery last year, and by our Kromolice-1 discovery this year, underline the substantial impact of a single well on Company totals. The Kromolice-1 discovery and extensions of prior discoveries bode well for both our net asset value and our long-term production trends. In fact, the positive revisions to our natural gas properties in Poland were twice as large as the negative revisions to our oil properties in the US that resulted from lower US oil prices.”

Net oil and gas discoveries, extensions and revisions for 2008 were 13.4 Bcfe. This was the second consecutive year that net discoveries, extensions and revisions exceeded 13 Bcfe. Production for 2008 was 1.7 Bcfe. The comparatively large discoveries for both years resulted in 2008 reserve replacement of 800 percent of that year’s production and 2007 reserve replacement of 570 percent.

Lower Oil Prices and Certain Inconclusive Drilling Results Could Cause Accounting Impairments of Some $18 Million for 2008

Average prices for the Company’s oil reserves declined 62% percent from $81.37 per barrel at year-end 2007 to $30.75 at year-end 2008. Gas prices declined from $5.61 per mcf in 2007 to $5.29 per mcf in 2008.

These declines were particularly significant for the Company’s oil properties in Montana. The lower price resulted in the “economic life” of these reserves being substantially curtailed and reduced those reserves by 371,000 barrels to only 45,000 barrels. Consequently, the Company expects to record an accounting (but non-cash) impairment charge of some $3.9 million. Despite the impairment charge, all of our oil properties in Montana remain on full production.

Also, operations at the Grundy and Sroda-6 wells (as previously announced) have been temporarily suspended pending analysis of additional geophysical and geological data. Core studies of the Grundy well and additional processing and analysis of seismic data from the Sroda-6 area are currently in progress. Until this work is completed, no decision will be made about future operations, if any, on either location. Accounting rules require that a determination of commerciality must be made within 12 months from the completion of drilling. It is uncertain whether such a determination will be made within the prescribed timeframe. Consequently, the Company indicated the possibility of a 2008 impairment charge of $9.7 million and $4.5 million, respectively, already expended on these two wells.

Mr. Pierce continued, “Though we are disappointed with the lack of definitive results at Grundy and Sroda-6, we are delighted with our overall oil and gas operations results for the year. We have a 35 percent year over year increase in proved reserves and a 20 percent year over year increase in the pre-tax present value of our proved reserves. In a year when both oil and gas prices have declined for the industry, we have continued to report excellent growth in Poland.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.